SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2001



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code





Item 5.    Other Events
           ------------

Press Release dated April 16, 2001


EATON REPORTS FIRST QUARTER 2001 OPERATING EARNINGS PER SHARE OF $1.05

CLEVELAND, OH ... Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced operating earnings per share of $1.05 for the first quarter of 2001, 30 percent below comparable results one year earlier. Sales in the quarter were $1.98 billion, 9 percent below last year. Net income before unusual items was $73 million versus last year's $111 million.

During the quarter, the company realized a pre-tax gain of $38 million from the sales of businesses, notably its Vehicle Switch/Electronics Division (VS/ED) to Delphi Automotive Systems. The company also recognized a $38 million charge related to the previously announced restructuring of its truck components business, and had a restructuring charge of $7 million related to the continuing integration of Aeroquip-Vickers, Inc. (ANV) into Eaton. After all unusual items in both periods, first quarter net income from continuing operations was $50 million compared to $113 million one year ago.

Alexander M. Cutler, chairman and chief executive officer, said, "We are very pleased to have met our performance expectations, and to have modestly exceeded consensus analyst estimates, despite very difficult operating conditions in several of our businesses. While specific segment results were mixed, we once again realized the benefits of Eaton's diversification and stronger business mix. With VS/ED divestiture proceeds and tight control over capital, Eaton's balance sheet also improved, bringing net debt-to-capital down below 52 percent.

"Looking ahead, we expect current market conditions to continue through mid-year, and we will continue our initiatives to size the business to these activity levels. It is difficult to have confidence in any projections given the current economic environment. But, we remain comfortable with the consensus projections for Eaton's full year results on the assumption that a modest U.S. recovery will begin during this year's second half. Our current expectation is that second quarter results will come in closer to the lower end of current analyst forecasts.

"We have been pleased by the relative performance of Eaton's stock over the past 6 months or so. We believe it reflects growing recognition of Eaton as a stronger, more diversified enterprise committed to delivering superior shareholder value. Whatever the near-term economic environment, we remain committed to demonstrating that Eaton deserves to be considered a premier diversified industrial."

Business Segment Results

Fluid Power, Eaton's largest business segment, experienced very mixed markets during the quarter. Sales of $673 million were 1 percent above one year earlier. Excluding net acquisitions over the year, sales were off 1 percent, which compares to a 15 percent decline in North American hydraulics industry shipments and a 12 percent increase in aerospace markets. Segment profits before restructuring charges were $69 million, down 8 percent from one year ago.

Said Cutler, "Conditions in the North American hydraulics markets deteriorated markedly during the first quarter, with industry orders off 18 percent from one year earlier. This had a disproportionate impact on segment profits during the period and prevented us from making sustained progress towards our 15 percent operating margin target. In order to address this deterioration, which we expect to continue at least through mid-year, we are increasing the pace of restructuring we originally planned for this business as a result of the 1999 acquisition of Aeroquip-Vickers, Inc. Approximately 600 positions will be eliminated across Fluid Power over the next three months as we accelerate the creation of one seamless business that is more customer oriented and cost effective.

"In contrast to hydraulics, aerospace markets are showing sustained strength; our first quarter sales to this market were 16 percent ahead of last year. We also completed the purchase of 100 percent of SEHYCO, our former hydraulics joint venture with Sumitomo Heavy Industries, adding $100 million of annual sales in the Asian region. With the acceleration of our ANV integration activities, sustained strength in aerospace, and the eventual recovery of hydraulics markets, we remain confident that Fluid Power will achieve its full synergy and operating margin commitments."

First quarter Industrial & Commercial Controls sales were $559 million, down
3 percent from last year. Excluding sales of the divested portable tool switch product line, sales were off about 1 percent. A 2 percent increase in Cutler-Hammer sales was more than offset by a sharp decline in our project-oriented Navy Controls unit. Segment profits were up 2 percent despite lower sales.

"This segment is benefiting from its focus on power distribution, power quality, and providing engineering services," said Cutler. "The North American industrial control market was down nearly 10 percent in the first quarter but distribution equipment is still modestly above last year. Within our business, sales to distributors are down due to aggressive inventory reductions, while project construction remains strong. The half point improvement in operating margins, despite the overall flat market, is also impressive. We expect that profile - flat sales and improved margins - to also characterize full year results."

During the quarter, the company formed a joint venture with Hager Electro SA, creating Eletromar LTD., to manufacture IEC residential circuit breakers in Brazil.

The Automotive segment had an excellent quarter considering the severe adjustment taking place in the North American automotive industry. Segment sales of $470 million were 5 percent below one year ago compared to a 16 percent drop in NAFTA production, flat European auto production and a 14 percent increase in South American output. Segment profits of $62 million were off 17 percent from one year ago.

Said Cutler, "Last year, we indicated that Eaton had taken full advantage of a nearly ideal market environment. A year later, given current industry conditions, our performance is in some ways even more impressive. We continue to outperform our markets because of the rising penetration of multi-valve engines and market share gains. The recent $500 million multi-year contract award by General Motors to provide advanced powertrain technology illustrates the value we add in new product development."

"We are also pleased to have completed the divestiture of VS/ED to Delphi Automotive Systems for $300 million. With Delphi's scale and presence in the automotive electronics market, the combination is ideally situated to capitalize on industry trends and provide VS/ED with an attractive platform for future growth."

First quarter Truck segment sales of $281 million were 37 percent below one year ago. NAFTA Class 8 truck production during the period was down 54 percent, NAFTA medium duty trucks were off 30 percent, European Truck output was up 3 percent and South American commercial vehicle production rose 22 percent.
Before restructuring charges, the segment operated at breakeven during the quarter compared to operating profits of $60 million one year ago.



Said Cutler, "Activity in North American markets remains extraordinarily depressed, with heavy truck production currently at its lowest levels since 1992. In that context, we are pleased that our business reached breakeven this quarter compared to a $12 million loss in the fourth quarter of last year.
NAFTA order activity shows no signs of improving in the near term, and the $55 million restructuring of this worldwide business we announced earlier this year is now well underway. Our commitment is to emerge from this industry depression with a more flexible, less capital intensive, and more profitable organization that is less affected by the inevitable ups and downs of this market, and can better serve the needs of our customers, suppliers, employees and owners."

Eaton Corporation is a global $8 billion diversified industrial manufacturer that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent truck systems for fuel economy and safety. Eaton's 55,000 employees work in 29 countries on six continents. For more information, visit www.eaton.com.

Notice of Conference Call: Eaton's conference call to discuss its first quarter results is available to all interested parties via live audio webcast at 10 a.m. EST, on Eaton's Investor Relations site at http://www.shareholder.com/etn/.

This news release contains forward-looking statements concerning full year and second quarter results, restructuring, synergy and operating margin commitments for Fluid Power, sales and margins for Industrial & Commercial Controls and NAFTA order activity. These statements are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the Company's business segments, our ability to implement our integration and restructuring plans, an unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in the cost of material and other production costs that cannot be recouped in product pricing and further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

The financial results
--------------------------------------
The company's comparative financial results for the three months ended March 31, 2001 and 2000 follows:

Eaton Corporation

Comparative Financial Summary
                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2001        2000
                                                      ----        ----
Continuing operations
  Net sales                                         $1,983      $2,184
  Income before income taxes                           104         176
  Income after income taxes                         $   50      $  113
Income from discontinued operations                                 18
                                                    ------      ------
Net income                                          $   50      $  131
                                                    ======      ======
Net income per Common Share
  Assuming dilution
    Continuing operations                           $ 0.72      $ 1.52
    Discontinued operations                                       0.25
                                                    ------      ------
                                                    $ 0.72      $ 1.77
                                                    ======      ======
  Basic
    Continuing operations                           $ 0.73      $ 1.55
    Discontinued operations                                       0.25
                                                    ------      ------
                                                    $ 0.73      $ 1.80
                                                    =======     ======
Average number of Common Shares outstanding
  Assuming dilution                                   70.1        73.8
  Basic                                               69.0        72.9

Cash dividends paid per Common Share                $ 0.44      $ 0.44

Reconciliation of income from continuing operations to operating earnings from continuing operations

Income from continuing operations                   $   50      $  113
Excluding (after-tax)
  Unusual charges                                       30           5
  Gain on sales of businesses                           (7)
  Gain on sales of corporate assets                                 (7)
                                                    ------      ------
Operating earnings from continuing operations       $   73      $  111
                                                    ======      ======
Income from continuing operations per Common
  Share - assuming dilution                         $ 0.72      $ 1.52
Per share impact of unusual items                     0.33       (0.02)
                                                    ------      ------
Operating earnings per Common Share
  Continuing operations                               1.05        1.50
  Discontinued operations                                         0.25
                                                    ------      ------
                                                    $ 1.05      $ 1.75
                                                    ======      ======
Cash operating earnings per Common Share
  Continuing operations                             $ 1.34      $ 1.77
  Discontinued operations                                         0.28
                                                    ------      ------
                                                    $ 1.34      $ 2.05
                                                    ======      ======

See accompanying notes.


Eaton Corporation

Statements of Consolidated Income
                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2001        2000
                                                      ----        ----

Net sales                                           $1,983      $2,184

Costs & expenses
  Cost of products sold                              1,497       1,581
  Selling & administrative                             321         340
  Research & development                                68          68
                                                    ------      ------
                                                     1,886       1,989
                                                    ------      ------
Income from operations                                  97         195

Other income (expense)
  Interest expense - net                               (42)        (44)
  Gain on sales of businesses                           38
  Other - net                                           11          25
                                                    ------      ------
                                                         7         (19)
                                                    ------      ------
Income from continuing operations before
  income taxes                                         104         176
Income taxes                                            54          63
                                                    ------      ------
Income from continuing operations                       50         113
Income from discontinued operations                                 18
                                                    ------      ------
Net income                                          $   50      $  131
                                                    ======      ======

Net income per Common Share
  Assuming dilution
    Continuing operations                           $ 0.72      $ 1.52
    Discontinued operations                                       0.25
                                                    ------      ------
                                                    $ 0.72      $ 1.77
                                                    ======      ======


  Basic
    Continuing operations                           $ 0.73      $ 1.55
    Discontinued operations                                       0.25
                                                    ------      ------
                                                    $ 0.73      $ 1.80
                                                    ======      ======
Average number of Common Shares outstanding
  Assuming dilution                                   70.1        73.8
  Basic                                               69.0        72.9

Cash dividends paid per Common Share                $ 0.44      $ 0.44


See accompanying notes.

Eaton Corporation


Business Segment Information
                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions)                                            2001        2000
                                                      ----        ----
Net sales
  Automotive                                        $  470      $  497
  Fluid Power                                          673         665
  Industrial & Commercial Controls                     559         579
  Truck                                                281         443
                                                    ------      ------
Total net sales                                     $1,983      $2,184
                                                    ======      ======

Operating profit
  Automotive Components                             $   62      $   74
  Fluid Power                                           62          67
  Industrial & Commercial Controls                      50          49
  Truck Components                                     (38)         60
                                                    ------      ------
Total operating profit                                 136         250

Amortization of goodwill & other intangible
  assets                                               (25)        (24)
Interest expense - net                                 (42)        (44)
Gain on sales of businesses                             38
Corporate & other - net                                 (3)         (6)
                                                    ------      ------
Income from continuing operations before
  income taxes                                         104         176
Income taxes                                            54          63
                                                    ------      ------
Income from continuing operations                       50         113
Income from discontinued operations                                 18
                                                    ------      ------
Net income                                          $   50      $  131
                                                    ======      ======

See accompanying notes.


Eaton Corporation

Condensed Consolidated Balance Sheets

                                                    March 31,  December 31,
(Millions)                                            2001         2000
                                                      ----         ----
ASSETS
Current assets
  Cash & short-term investments                     $  377       $  126
  Accounts receivable                                1,272        1,219
  Inventories                                          840          872
  Deferred income taxes & other current
    assets                                             339          354
                                                    ------       ------
                                                     2,828        2,571
Property, plant & equipment                          2,130        2,274
Goodwill                                             1,952        2,026
Other intangible assets                                543          556
Deferred income taxes & other assets                   740          753
                                                    ------       ------
                                                    $8,193       $8,180
                                                    ======       ======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt & current portion
    of long-term debt                               $  482       $  557
  Accounts payable                                     460          485
  Accrued compensation                                 161          199
  Accrued income & other taxes                         275          191
  Other current liabilities                            696          675
                                                    ------       ------
                                                     2,074        2,107
Long-term debt                                       2,498        2,447
Postretirement benefits other than pensions            679          679
Deferred income taxes & other liabilities              515          537
Shareholders' equity                                 2,427        2,410
                                                    ------       ------
                                                    $8,193       $8,180
                                                    ======       ======


See accompanying notes.


Eaton Corporation

Notes to the First Quarter 2001 Earnings Release
(All references to net income per Common Share assume dilution.)

Unusual Charges
---------------
Income was reduced by the following unusual charges (millions except for per share data):

                                     Three months ended
                                           March 31
                                     ------------------
                                        2001    2000
                                        ----    ----
Pretax                                  $ 45    $  8
After-tax                                 30       5
Per Common Share                         .43     .07

The charges in 2001 were primarily associated with the restructuring of the worldwide Truck business, which was announced earlier in the quarter, and reduced operating profit of the Truck segment by $38 million. The remaining charges, related to the ongoing integration of Aeroquip-Vickers, reduced operating profit of the Fluid Power segment by $7 million in 2001 and $8 million in 2000. The restructuring charges were included in the Statements of Consolidated Income in Income from operations.

Gain on Sales of Businesses
---------------------------
During the first quarter of 2001, in separate transactions the Company sold the Vehicle Switch/Electronics Division (VSED) and certain assets of the Truck business. The sales of these business resulted in a pretax gain of $38 million ($7 million after-tax, or $.10 per Common Share).

Other Income (Expense)
----------------------
Income for the first quarter of 2000 was increased by a net pretax gain on the sale of corporate assets of $10 million ($7 million after-tax, or $.09 per Common Share). This gain was included in the Statements of Consolidated Income in Other income - net and in Business Segment Information in Corporate and other
- net.

Income Taxes
------------
The effective income tax rate for the first quarter of 2001 was 51.7%. The higher rate in 2001 compared to 2000 was attributed to the tax effect of book/tax basis differences related to businesses sold in 2001, which increased tax expense for the first quarter by $18 million. Excluding the negative tax consequences of these transactions, the effective tax rate for the first quarter 2001 was 34.0% compared to 36.1% in the first quarter of 2000.

Discontinued Operations
-----------------------
The consolidated financial statements present the semiconductor equipment operations, which were spun-off to Eaton shareholders on December 29, 2000, as a discontinued operation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation
                                       -----------------

                                       S/S Adrian T. Dillon
                                       -----------------------------
                                       Adrian T. Dillon
                                       Executive Vice President--Chief
                                       Financial and Planning Officer


Date: April 16, 2001